Exhibit 99.1

Bellerophon Reports 2014 Full Year Financial and Operational Results

Hampton, NJ, March 31, 2015 — Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today reported financial results for the year ended December 31, 2014.

“2014 was an important year for Bellerophon as we established our business, following the spinoff from Ikaria, built our team and achieved several important milestones in our key programs,” said Jonathan Peacock, Chairman and Chief Executive Officer of Bellerophon Therapeutics. “We are moving forward with our Phase 3 INOpulse® program for Pulmonary Arterial Hypertension (PAH) following our end of Phase 2 meeting with the U.S. Food and Drug Administration (FDA). In addition, we are preparing our Phase 2b program for Pulmonary Hypertension associated with COPD (PH-COPD) following the read-out of our Phase 2a dose ranging and safety study in more than 150 patients.

“In December 2014, we completed enrollment of our CE Mark registration trial for Bioabsorbable Cardiac Matrix, or BCM, for the prevention of ventricular remodeling following a heart attack. In this trial, the treatment procedure has been successfully completed in 303 patients. We expect to report topline results in mid-2015.

“Additionally, following our successful IPO earlier this year, we now have a strong balance sheet, with cash to complete our ongoing clinical trial for BCM and to fund the first trial in our planned Phase 3 clinical program for INOpulse for PAH,” Mr. Peacock concluded.

Other Recent Highlights

•                  Hired Martin Dekker as Vice President for Device Engineering and Dr. Deborah Quinn as Vice President and Medical Lead for the INOpulse programs.

•                  Entered into an agreement with Flextronics International for the manufacture and service of the INOpulse Mark2 device, the company’s next-generation pulsatile nitric oxide delivery device, to be used in the upcoming INOpulse clinical development programs.

•                  Raised $60.0 million of gross proceeds and $55.8 million of net proceeds, after underwriting discounts and before expenses, from the sale of 5,000,000 shares of common stock in an initial public offering. Post-offering, the company has 12,905,326 shares of common stock outstanding.

Full Year 2014 Financial Results

For the year ended December 31, 2014, Bellerophon reduced its net loss to $59.7 million from a net loss of $62.0 million for the same period in 2013. The decrease in net loss was primarily due to a reduction in research and development expenses associated with the BCM and INOpulse for PH-COPD programs. Also contributing to the net loss in the current year were incremental costs of setting up and operating as a stand-alone entity.

Research and development expenses for fiscal 2014 decreased to $46.0 million from $53.0 million in fiscal 2013. The decrease in research and development expenses was primarily due to a reduction in manufacturing and pre-clinical activities for BCM in 2014 compared to 2013 and reduced clinical activity in PH-COPD in 2014 compared to 2013 as the company completed the Phase 2 trial in the first half of 2014. These decreases were partially offset by increases in spending for the company’s PAH Phase 2 trial, related to the increased number of patients enrolled during 2014, as well as from increases in spending for INOpulse Mark2 development in preparation for the PAH Phase 3 trial in 2015.

General and administrative expense for fiscal 2014 was $13.8 million compared with $9.0 million in fiscal 2013. The increase in general and administrative expense primarily resulted from incremental costs of operating as a stand-alone entity, and certain non-recurring costs.

Financial Highlights

As of December 31, 2014, the company had cash, cash equivalents and restricted cash of $27.6 million. The cash balance does not reflect the February 2015 IPO which raised $60.0 million of gross proceeds and $55.8 million of net proceeds, after underwriting discounts and before expenses, from the sale of 5,000,000 shares of common stock. The company estimates that its cash, cash equivalents and restricted cash as of December 31, 2014, together with the net proceeds from the company’s IPO, will enable it to fund its planned operating expenses and capital expenditure requirements at least into mid-2016.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary and cardiac diseases. Two of the company’s product candidates are based on its proprietary pulsatile nitric oxide delivery device, INOpulse, one for the treatment of PAH and a second for the treatment of PH-COPD. Bellerophon’s other program is Bioabsorbable Cardiac Matrix, or BCM, which is being developed for the prevention of cardiac remodeling and subsequent chronic heart failure following acute myocardial infarction, commonly known as a heart attack. For more information, visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about clinical development of our product candidates and expectations regarding the sufficiency of our cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Bellerophon Therapeutics
Results of Operations
(in thousands)

	December 31, 2014	December 31, 2013
Research and development expenses:

BCM	$13,660	$17,266
PAH	11,319	8,099
PH-COPD	3,026	8,420
Clinical programs	28,005	33,785
Research and development infrastructure	11,675	14,000
INOpulse engineering	6,298	5,200
Total research and development expenses	45,978	52,985
General and administrative	13,775	9,013
Total operating expenses	59,753	61,998
Other income
Interest income	(79)	—
Net loss and comprehensive loss	$(59,674)	$(61,998)

Bellerophon Therapeutics
Consolidated Balance Sheet Data
(in thousands)

	December 31, 2014	December 31, 2013

Assets

Current assets:
Cash and cash equivalents	$16,815	$—
Restricted cash	9,264	—
Prepaid expenses and other current assets	1,602	1,552
Total current assets	27,681	1,552
Restricted cash, non-current	1,548	—
Deferred transaction costs	2,466	—
Property and equipment, net	1,696	2,084
Total assets	$33,391	$3,636

Liabilities and members’ equity and invested equity (deficit)

Current liabilities:
Accounts payable	$376	$1,368
Accrued research and development	6,666	7,591
Accrued expenses	2,751	3,194
Due to Ikaria, Inc.	661	—
Other current liabilities	—	1,839
Total current liabilities	10,454	13,992
Allocated portion of Ikaria special dividend payable	—	4,273
Other liabilities	—	1,108
Total liabilities	10,454	19,373

Members’ equity:
Members’ equity	77,156	—
Accumulated deficit	(54,219)	—
Total members’ equity	22,937	—
Invested equity (deficit):
Investment by Ikaria, Inc.	—	160,778
Accumulated deficit	—	(176,515)
Total invested deficit	—	(15,737)
Total liabilities and members’ equity and invested equity (deficit)	$33,391	$3,636

Contact
At Bellerophon:	At Rx Communications Group:
Manesh Naidu, Chief Business Officer	Paula Schwartz (Investors)
(908) 574-4770	(917) 322-2216
Eric Goldman (Media)
(917) 322-2563
egoldman@RxIR.com

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